EXHIBIT 99.2

PROMISSORY NOTE

This Note has not been registered under the United States Securities Act of 1933, as amended. Neither this Note nor any interest or participation herein may be reoffered, sold, assigned, transferred, pledged, encumbered or otherwise disposed of in the absence of such registration or unless such transaction is exempt from, or not subject to, registration.

Crown Resources Corporation

11.25% Note, due July 14, 2009
$2,000,000.00	July 14, 2006

          For Value Received, the undersigned, Crown Resources Corporation, a corporation incorporated and existing under the laws of the State of Washington ("Crown"), hereby promises to pay to Kinross Gold USA Inc., a corporation existing under the laws of the Nevada ("Kinross"), or assigns, the principal sum of Two Million Dollars ($2,000,000.00), together with interest (computed on the basis of a 360-day year of twelve 30-day months) at 11.25% per annum from the date hereof. Crown shall make payments of interest quarterly on the first day of each January, April, July, and October in each year, commencing with the first day of such month next succeeding the date hereof, until the principal hereof shall have become due and payable. On July 14, 2009, the entire unpaid balance, plus any other unpaid amounts, including all accrued interest under this Note, shall be due and payable in full. Payments of principal or interest on this Note are to be made in lawful money of the United States of America at such place as Kinross shall designate by written notice to Crown.

          Should Crown fail to make any required payment of principal or interest when due, or should Crown commence or acquiesce to the commencement of any proceeding under bankruptcy, insolvency, or similar law, or admit in writing its inability to pay its debts as they mature, Kinross may declare all unpaid principal and accrued interest due under this Note to be immediately due and payable. Crown hereby expressly waives presentment, demand, protest, or notice of any kind.

          Crown agrees to reimburse Kinross for all costs and attorneys' fees incurred in relation to any and all claims, demands, losses, judgments, and liabilities (including penalties) of every kind or nature arising from or related to this Note, including any costs incurred in collecting the sums due under this Note. All such costs and attorney fees shall bear interest from the date incurred until paid at the interest rate stated in this Note.

Crown Resources Corporation

By: /s/ Christopher E. Herald
Name: Christopher E. Herald
Title: President and CEO

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